CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 110 to the Registration Statement of Schroder Series Trust (Form N-1A: File No. 033-65632) of our report dated December 29, 2020, on the financial statements and financial highlights of Schroder Core Bond Fund and Schroder Long Duration Investment-Grade Bond Fund (two of the series constituting the Schroder Series Trust) (the “Funds”) included in each Fund’s Annual Report to shareholders for the year ended October 31, 2020.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

February 26, 2021